Exhibit 10.1

AMENDMENT AND EXTENSION AGREEMENT No. 2-2016

For and in consideration of good and valuable consideration, the adequacy of which is hereby acknowledged, Crowdgather, Inc. ("Crowdgather")and Iconic Holdings, LLC, ("Iconic") hereby covenant, and agree, as follows:

1) The parties entered into an 8% CONVERTIBLE PROMISSORY NOTE ("Note") on Sept. 21, 2015, in which Crowdgather, Inc. was the maker of the Note and Iconic Holdings, LLC, was the holder of the Note and the payee. The current balance due on such Note is $174,960, inclusive of interest at the rate contained in the Note.

2) The parties amended and extended the earliest conversion date under the Note to a new date of April 20, 2016, however the maturity date of Sept. 21, 2016 shall be and remain the same. Such first Amendment and Extension Agreement was dated March 18, 2016, and this Amendment and Extension No. 2-2016 shall further amend the effective documents, hereby.

3) The conversion price as referenced in the Note and any other documents related thereto, is hereby amended to have a fixed price, non adjustable, except in the event of default hereunder, and under the note and the related transaction documents, and the first Amendment and Extension Agreement of March 18, 2016, such fixed conversion price being at $.01 per share, except that if the Crowdgather stock closes below $.01 for three consecutive trading days, Iconic can put the Note to Crowdgather requiring Crowdgather to pay Iconic the balance due, including interest, within 30 days, plus a premium of 20% thereupon.

4) Additional amendment to Note provisions: At any time prior to conversion of any remaining portion of the Iconic Note, Crowdgather may offer cash to Iconic for the outstanding balance due plus a 20% premium on such balance, and Iconic shall thereupon accept the offered payment or convert the balance to common stock at $.01 per share within 72 hours by written notice to Crowdgather.

5) Crowdgather, Inc. shall continue to bar any other conversions of its debt to common stock, except that Sanjay Sabani may convert his note for $240,000 to restricted common stock at $.01 per share in an equity financing round not to exceed $1,000,000 in the aggregate, including the conversion of certain receivables. Such conversions will not be able to trade under Rule 144 for 6 months after the date of issue.

6) Crowdgather, Inc. shall obtain, within 30 days, the written agreement of Vinay Holdings, Ltd, that it shall refrain from demanding or making any debt conversions of Crowdgather, Inc. debt to itself for a period of 180 days after the date hereof. A copy of such amended agreement from Vinay Holdings, Ltd. shall be provided.

7) All other terms and conditions of the Note shall remain in full force and effect, without amendment.

Dated_____________

Crowdgather, Inc.

By:

Iconic Holdings, LLC

By
Manager